UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

BANK OF THE JAMES FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

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Dear Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders of Bank of the James Financial Group, Inc. (“Financial”), which will be held on February     , 2009 at 10:00 a.m. at the Bank of the James Building, 8th Floor, 828 Main St., Lynchburg, Virginia 24504 (the “Special Meeting”).

At the Special Meeting, you will be asked to approve an amendment and restatement of our Articles of Incorporation to authorize the issuance of preferred stock. The primary purpose of authorizing preferred stock is to enable us, if we choose, to participate in the Capital Purchase Program established by the United States Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Under the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions on terms that would provide those institutions with an affordable means of raising capital in the current market environment. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, we must amend our Articles of Incorporation in order to participate in the program. The Treasury has given institutions a very short period of time to obtain the required authorization to issue preferred stock under the Program; therefore, we must act now to amend our Articles of Incorporation.

If we do not receive shareholder approval, and therefore cannot amend and restate our Articles of Incorporation to authorize the issuance of preferred stock, we will not be able to participate in the Capital Purchase Program. Our ability to participate in the Program could be advantageous to us by providing access to low-cost capital. For these reasons, whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. You may vote your shares via a toll-free telephone number, via the internet, or you may complete, sign, date, and mail the enclosed proxy card to StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003. A postage-paid return envelope is enclosed for your convenience. Instructions for all three methods of voting are contained with the proxy card. If you decide to attend the Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Meeting, you may do so, and your proxy will have no further effect.

We began mailing these proxy materials to you on or about January     , 2009.

The board of directors and management of Financial appreciate your continued support and look forward to seeing you at the Meeting.

Sincerely,

Robert R. Chapman III
President

Lynchburg, Virginia
January , 2009

BANK OF THE JAMES FINANCIAL GROUP, INC.

828 Main Street

Lynchburg, VA 24504

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On February     , 2009 at 10:00 a.m.

NOTICE IS HEREBY GIVEN that pursuant to its bylaws and call of its directors, a Special Meeting of Shareholders (the “Special Meeting”) of Bank of the James Financial Group, Inc. (“Financial”) will be held at The Bank of the James Building, 8th Floor, 828 Main St., Lynchburg, Virginia 24504 on February     , 2009 at 10:00 a.m. local time for the following purposes:

1. To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock and to allow Financial to set the size of the Board of Directors in its Bylaws;

2. To act on a proposal to adjourn the Special Meeting to allow time for further solicitation of proxies in the event there are insufficient votes represented in person or by proxy at the Special Meeting to approve the amendment proposal;

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of shares of Common Stock of record at the close of business on January 23, 2009, the record date fixed by our Board of Directors, are entitled to notice of, and to vote at, the Special Meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Meeting.

A Proxy Statement and a proxy card accompany this notice.

Regardless of whether you plan to attend the Meeting, we urge you to vote your shares via a toll-free telephone number, via the internet, or by completing, signing, dating, and mailing the enclosed proxy card in the enclosed envelope to StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003.

If you are present at the Meeting, you may vote in person even if you have already returned your proxy card.

Lynchburg, Virginia	BY ORDER OF THE BOARD OF DIRECTORS
January , 2009
J. Todd Scruggs, Secretary

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Special Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

BANK OF THE JAMES FINANCIAL GROUP, INC.

828 Main Street

Lynchburg, VA 24504

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

February     , 2009 at 10:00 a.m.

The solicitation of the enclosed proxy is made by and on behalf of the Board of Directors of Bank of the James Financial Group, Inc. (“Financial”) to be used at the Special Meeting of Shareholders to be held on February     , 2009 at 10:00 a.m. local time at The Bank of the James Building, 8th Floor, 828 Main St., Lynchburg, Virginia 24504, and any adjournment or postponement thereof (the “Meeting”). This Proxy Statement is furnished to holders of common stock, par value $2.14 per share (“Common Stock”), of Financial in connection with the solicitation.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to our Secretary, by executing a proxy dated as of a later date or by voting in person at the Special Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about January     , 2009 to all shareholders entitled to vote at the Special Meeting.

Voting Rights of Shareholders

On January 23, 2009, the record date (the “Record Date”) for determining those shareholders entitled to notice of and to vote at the Special Meeting, there were 2,810,255 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. Only shareholders of record at the close of business on January 23, 2009 are entitled to notice and to vote at the Special Meeting or any adjournment thereof.

As of the Record Date, to the knowledge of Financial’s management, no person owned beneficially more than 5% of Financial’s outstanding Common Stock. As of the Record Date, directors and executive officers of Financial and their affiliates, as a group, owned of record and beneficially, inclusive of options that have vested or will vest within 60 days of February     , 2009, a total of 468,890 shares of Common Stock, or approximately 16.52% of the shares of Common Stock deemed outstanding on such date. Directors and executive officers of Financial have indicated an intention to vote their shares of Common Stock FOR the approval of the amendment of the Articles of Incorporation and FOR the approval of the proposal to grant Financial’s management the authority to adjourn, postpone, or continue the Special Meeting.

Under certain circumstances, including Proposal One presented in this Proxy Statement, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the effect of a vote AGAINST Proposal One to amend and restate the Articles of Incorporation to authorize the issuance of preferred stock. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two to adjourn the Special Meeting.

If you hold your shares in a bank or brokerage account, you will receive instructions from your bank or broker that you must follow for your shares to be voted. Please follow those instructions carefully to assure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Solicitation of Proxies

Financial has retained StockTrans, Inc. (“StockTrans”) to oversee the mechanics of the solicitation of this proxy. StockTrans will prepare the mailing labels, place the proxy materials in envelopes, mail the proxy materials to shareholders of record, receive the proxies from the shareholders, tally the proxy votes, and present the final numbers to Financial. In exchange for this service, Financial will pay StockTrans an approximate amount of $20,000, inclusive of postage.

The cost of soliciting proxies for the Meeting, including the fees paid to StockTrans, will be borne by Financial. In addition to solicitation by mail, Financial will request banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to the beneficial owners and to secure their voting instructions, if necessary. Certain officers and regular employees of Bank of the James (the “Bank”) or Financial, without additional compensation, may solicit proxies personally, by telephone, facsimile, or otherwise, from some shareholders if proxies are not received promptly. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

The principal executive offices of Financial are located at 828 Main Street, Lynchburg, Virginia 24504.

All properly executed proxies delivered pursuant to this solicitation will be voted at the Special Meeting in accordance with the instructions thereon. Any shareholder who executes a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to Financial, by executing and delivering a substitute proxy to Financial, or by attending the Meeting and voting in person. If a shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered, so that it is received on or prior to the Meeting date, to J. Todd Scruggs, Secretary, Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, Virginia 24504.

This Proxy Statement and the enclosed proxy card are being mailed to Financial’s shareholders on or about January     , 2009.

Voting Matters

Amendment of Articles of Incorporation. The affirmative vote of the holders of a majority of votes entitled to be cast at the Special Meeting is required for approval of the proposed amendment and restatement of our Articles of Incorporation. Accordingly, abstentions and broker non-votes will be considered as votes against this proposal.

Other Matters. For all other matters coming before the Meeting, the affirmative vote of a majority of the shares represented at the Meeting is required for a matter to be deemed approved by the shareholders. Accordingly, abstentions and broker non-votes will have no impact on the outcome of the proposal.

How to Vote Your Shares. Shareholders of Financial are requested to vote their shares via a toll-free telephone number, via the internet at the following address: http://www.votestock.com, or by completing, dating, and signing the form of proxy and returning it promptly to StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003 in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, the persons named as proxies thereon intend to vote all shares represented by such proxy as follows: (1) FOR the amendment of the Articles of Incorporation; and (2) FOR the approval of the proposal to grant Financial’s management the authority to adjourn, postpone, or continue the Special Meeting; and (3) in their discretion on the transaction of such other business as properly may come before the Meeting or any adjournments or postponements thereof.

PROPOSAL ONE

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK

The Proposed Amendments

Our Board of Directors has adopted an amendment and restatement of our Articles of Incorporation. This amendment will 1) authorize 1,000,000 shares of preferred stock, par value $2.14 per share (the “Preferred Stock”); and 2) allow the Board of Directors to change the size of the Board of Directors by amendment of the Bylaws. The Board of Directors has elected to restate the Articles of Incorporation because the amendment affects multiple provisions of the Articles of Incorporation, but each of those changes, which are set forth in Appendix A to this Proxy Statement, is being proposed for the purpose of authorizing the Preferred Stock, ensuring that we can comply with requirements under the Capital Purchase Program (the “Program”), as more fully described below, relating to the election of directors, or deleting an obsolete provision of the Articles of Incorporation. Our Articles of Incorporation currently authorize only the issuance of Common Stock. The amendment will vest in the Board of Directors the authority to issue the Preferred Stock in one or more series and, to the extent permitted by law, fix and determine the preferences, rights and limitations of the shares of any series so established. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more series of preferred stock and to determine the terms of each such series.

Article V of our Articles of Incorporation currently specifies that the Board of Directors shall be composed of not less than 5 nor more than 25 directors. The amendment will allow Financial to set the size of the Board of Directors in the Bylaws, rather than the Articles of Incorporation, of Financial. The Bylaws currently specify that the Board of Directors shall consist of not less than 5 nor more than 25 directors. The amendment also provides that directors elected by holders of Preferred Stock will not be placed into a classes or serve staggered terms. The remaining provisions of the amendment conform the changes to the staggered board structure.

Shareholders are being asked to approve the proposed amendment and restatement at the Special Meeting.

Reasons for the Amendment

The Board of Directors is considering participating in the Program recently established by the United States Department of Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008. Under the Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions and will receive warrants to purchase, upon net settlement, additional preferred stock of such institutions. The Program is intended to assist in easing the credit crunch and kick-starting the economy by facilitating capital growth in healthier financial institutions in the United States. Nine of the country’s largest financial institutions have already signaled the importance of the Program to our financial system by swiftly agreeing to collectively sell $125 billion of senior preferred stock to the Treasury. The Treasury will purchase the remaining $125 billion of senior preferred stock from small, medium and large sized banks across the nation. As described in greater detail below, the Program provides participating institutions with a reasonable and affordable option to raise additional core or Tier 1 capital. With an initial dividend rate on the senior preferred stock of only 5%, the Board of Directors believes that participating in the Program may provide relatively inexpensive capital that would allow us to continue to explore avenues to enhance shareholder value and facilitate continued growth. If we participate in the Program, we intend to use the proceeds of the issuance of the Preferred Stock for general corporate purposes, which may include deploying such proceeds to strengthen the capital position of our subsidiary bank.

To participate in the Program, however, we must be authorized to issue the Preferred Stock. If the proposal to amend and restate our Articles of Incorporation to authorize the Preferred Stock is not approved by the shareholders, we will be unable to participate in the Program. On January 6, 2009, we received preliminary approval to participate in the Program in the amount of $7.708 million. Our preliminary approval, however, is subject to closing conditions, including obtaining shareholder approval to authorize the Preferred Stock. Therefore, any estimate in this Proxy Statement of proceeds from a sale of securities to the Treasury is not guaranteed. We do not expect, however, that there will be any material effects on our liquidity, capital resources or results of operations if we do not participate in the Program.

The Board of Directors also believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its shareholders for several other reasons. As described below, we would issue between 2,688 and 8,093 shares of Preferred Stock, assuming the immediate exercise of the warrants, to the Treasury under the Capital Purchase Program, leaving at least 991,907 shares of Preferred Stock authorized for issuance at a later date. The Board of Directors would be permitted to issue such stock without shareholder approval and, thereby, provide us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Board of Directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue the Preferred Stock will enable us to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Company and its shareholders.

As discussed below, if we fail to pay dividends on the Senior Preferred that we are considering issuing to Treasury in connection with participation in the Program in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two directors. The amendment to Article V of the Articles of Incorporation ensures that we can accommodate this requirement.

Terms of the Capital Purchase Program

Pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions, the Treasury has established the Program as a means to facilitate such equity investments. The TARP Capital Purchase Program is intended to encourage U.S. financial institutions to build capital and thereby increase the flow of financing to businesses and consumers. On October 14, 2008, the Treasury announced the initial terms for the TARP Capital Purchase Program (the “Public Terms”).

On November 17, 2008, the Treasury issued another set of terms under the Program designed to address certain difficulties that privately-held companies would have complying with the Public Terms (the “Private Terms”). In effect, this modification involved separating TARP Capital Purchase Program applicants into groups based upon whether such applicants were “publicly traded” or “non-publicly traded.” The Private Terms are meant to apply to those companies not considered to be publicly traded.

For purposes of the administration of the Program, the Treasury has indicated that the term “publicly traded” means a company (1) the securities of which are traded on a national securities exchange and (2) which is required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. The term “national securities exchange” is not defined for purposes of the Program, but the term is generally considered to only include securities exchanges registered as such with the SEC, such as the NASDAQ Stock Market and the New York Stock Exchange. Our shares are traded on the Over-the Counter Bulletin Board (“OTCBB”) and not on a national securities exchange.

We have been advised that Financial has the option to decide whether to participate in the Program under the Public Terms or under the Private Terms. We have determined that is in the best interest of Financial to participate under the Private Terms. Consequently, we are providing information assuming our participation under the Private Terms based on the minimum and maximum participation as $2.560 million and $7.708 million, respectively, as discussed in more detail below. Please note that it is also possible that we will ultimately not participate in any manner under the Program.

The private company term sheet can be obtained from http://www.ustreas.gov/initiatives/eesa/docs/Term%20Sheet%20-%20Private%20C%20Corporations.pdf.

As mentioned above, we have received preliminary approval to participate in the Program in the amount of $7,708,000. We are currently determining whether to participate in the Program. In the event that we participate, it is anticipated that we would issue cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred”). Under the Program, eligible institutions can generally apply to issue Senior Preferred to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In our case, this permitted us to apply for an investment by the Treasury in the range of approximately $2.560 million to $7.708 million. If the shareholders approve the proposal to amend and restate the Articles of Incorporation and we choose and are permitted to participate in the Program, we would issue between 2,560 and 7,708 shares of Senior Preferred Stock and warrants to purchase an additional 128 to 385 shares to the Treasury, with the terms summarized below. For more information regarding the Program and the terms of the Senior Preferred and the warrants, please see the Treasury’s website at http://www.treas.gov/initiatives/eesa/.

Ranking. The Senior Preferred would rank senior to Common Stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

Dividends. The Senior Preferred would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.

Conversion Rights. The Senior Preferred would not be convertible into shares of any other class or series of our stock.

Redemption. The Senior Preferred may not be redeemed prior to the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in aggregate gross proceeds to us of not less than 25% of the issue price of the Senior Preferred. A “Qualified Equity Offering” is the sale for cash, following the date of issuance of the Senior Preferred, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the third anniversary of the date of issuance the Senior Preferred may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred, plus any unpaid dividends for all prior dividend periods for that share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date. Holders of the Senior Preferred will have no right to require the redemption or repurchase of the Senior Preferred.

Voting Rights. The Senior Preferred would be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two directors to the Board of Directors of Financial. Our Bylaws currently provide that the Board of Directors shall consist of not less than 5 nor more than 25 Directors. Thus, if we do not pay dividends on the Senior Preferred for six dividend periods, we may have to amend our Bylaws to expand our Board of Directors to accommodate the Treasury’s appointments to it. The right of the Senior Preferred to elect directors will end when full dividends have been paid for all prior dividend periods.

Transferability. The Senior Preferred would not be subject to any contractual restrictions on transferability or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among us and our shareholders at the time of the purchase by Treasury of the Senior Preferred or thereafter. We would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Senior Preferred to the Treasury. In addition, we would be required to take all steps as may be reasonably requested by the Treasury to facilitate the transfer of the Senior Preferred. The Treasury may transfer the Senior Preferred to third parties at any time.

Regulatory Capital Treatment. Any shares of Senior Preferred issued to the Treasury would constitute Tier 1 capital for bank regulatory purposes.

Executive Compensation. In addition, if we participate in the Program, we must adopt the Treasury’s standards for executive compensation for as long as the Treasury holds our securities, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	requiring clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not making any “golden parachute payment” (as defined in the Internal Revenue Code) to any of Financial’s senior executive officers; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each senior executive.

We have reviewed our compensation plans and contracts and are not required to modify or amend such plans to comply with the applicable limits on executive compensation to comply with the terms of the investment. The plans and contracts do not exceed the tax rules governing payments in connection with a change of control or severance pay in cases of an involuntary termination or resignation.

Related Party Transactions. For so as long as the Treasury holds any of our equity securities, we would be prohibited from entering into transactions with related persons (within the meaning of Item 404 of Regulation S-K) unless (i) such transactions are on terms no less favorable to us than could be obtained from an unaffiliated third party and (ii) have been approved by our audit committee or comparable body of independent directors.

Warrants. Institutions participating in the Program under the Private Terms must also grant warrants to the Treasury to purchase, upon net settlement, a number of net shares of our Preferred Stock having an aggregate liquidation preference equal to 5% of the aggregate amount of the Senior Preferred investment (the “Warrant Preferred”). The initial exercise price for the warrants would be $0.01 per share. The warrants would have a term of 10 years and would be immediately exercisable. The Treasury has indicated that it intends to immediately exercise the warrants. The warrants would not be subject to any contractual restrictions on transfer or the restrictions of any shareholders’ agreement or similar arrangement that may be in effect among us and our shareholders at the time of the purchase by Treasury of the Senior Preferred or thereafter. We would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable covering the warrants and the Warrant Preferred underlying the warrants. In addition, we would be required to take all steps as may be reasonable requested by the Treasury to facilitate the transfer of the warrants or the Warrant Preferred. The Warrant Preferred would have the same rights, preferences, privileges, voting rights and other terms as the Senior Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all of the Senior Preferred has been redeemed.

Effects of the Amendment on the Rights of Holders of Common Stock

The Capital Purchase Program

Based on the information available to us at this time, the following are the effects on holders of Common Stock from the issuance of Senior Preferred to the Treasury under the Program:

Restrictions on Dividends. The following restrictions will no longer apply if the Senior Preferred and Warrant Preferred are redeemed in whole or the Treasury has transferred all of the Senior Preferred and Warrant Preferred to third parties. For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on Common Stock, nor may we repurchase or redeem any Common Stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid. In addition, the consent of the Treasury would be required for any increase in the per share dividends on Common Stock until the third anniversary of the date of the Senior Preferred investment. After the third anniversary and prior to the tenth anniversary, the consent of the Treasury would be required for any increase in aggregate common dividends per share greater than 3% per annum, provided that no increase in dividends on Common Stock may be made as a result of any dividend paid in Common Stock, any stock split or similar transaction.

Repurchases. The Treasury’s consent would be required for any repurchases of equity securities (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Senior Preferred and the Warrant Preferred are redeemed in whole or the Treasury has transferred all of the

Senior Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or Common Stock if prohibited as described under “Restrictions on Dividends” above.

Other Dividend and Repurchase Restrictions. From and after the tenth anniversary of the Senior Preferred investment, we would be prohibited from paying dividends on Common Stock or repurchasing any equity securities until all equity securities held by the Treasury are redeemed in whole or the Treasury has transferred all of such equity securities to third parties.

Voting Rights. The Senior Preferred would be non-voting, except in certain circumstances described under “Terms of the Capital Purchase Program” above.

Future Issuance of Preferred Stock

We are unable to determine the effects of any other future issuance of a series of preferred stock on the rights of our shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of our Common Stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our Common Stock if the preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of our Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Pro Forma Financial Information

The following unaudited pro forma financial information of Financial for the fiscal year ended December 31, 2007 and at and for the nine month period ended September 30, 2008: (1) assumes that Financial will participate in the Capital Purchase Program on the same terms as those offered to “private” companies; and (2) shows the effects of a minimum of $2.560 million and a maximum of $7.708 million of Senior Preferred that would be issued to the Treasury in connection with the Capital Purchase Program. The pro forma financial data presented below may change materially under either the “minimum” or “maximum” scenario based on the timing and utilization of the proceeds as well as certain other factors, and any subsequent changes in Financial’s common stock price, and the discount rate used to determine the fair value of the Preferred Stock to be issued to the Treasury. Accordingly, Financial can provide no assurance that the “minimum” or “maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. Financial has included the following unaudited pro forma consolidated financial data solely to provide stockholders with information that may be useful to consider and evaluate the proposal to amend Financial’s Articles of Incorporation.

Bank of the James Financial Group and Subsidiaries

Consolidated Balance Sheet

(in thousands)

	Historical September 30, 2008	Pro Forma (2)
		September 30, 2008
		Minimum	Maximum
Balance sheet data:
ASSETS
Cash and due from banks	$12,605	$12,605	$12,605
Securities and other interest-earning assets (1)	37,874	40,434	45,582
Loans, net	258,993	258,993	258,993
Other assets	10,659	10,659	10,659

Total assets	$320,131	$322,691	$327,839

LIABILITIES
Deposits	$249,352	$249,352	$249,352
Borrowings	46,902	46,902	46,902
Other liabilities	510	510	510

Total liabilities	$296,764	$296,764	$296,764

STOCKHOLDERS’ EQUITY
Senior preferred stock (1)	$—	$2,560	$7,708
Warrant preferred stock (3)	—	128	385
Discount on preferred stock (4)	—	(128)	(385)
Common stock	6,014	6,014	6,014
Surplus	19,469	19,469	19,469
Retained earnings (deficit)	(1,275)	(1,275)	(1,275)
Accumulated other comprehensive loss, net	(841)	(841)	(841)

Total stockholders’ equity	$23,367	$25,927	$31,075

Total liabilities and stockholders’ equity	$320,131	$322,691	$327,839

(1)	The funds received from the preferred stock issue are assumed to be initially invested in U.S. government agency securities, earning a rate of 4.00%.
(2)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(3)	The pro forma financial information reflects the issuance of a minimum of $2,560 and a maximum of $7,708 of Bank of the James Financial Group, Inc., Senior Preferred shares and a minimum of $128 and a maximum of $385 of Warrant Preferred shares as a result of Treasury’s immediate exercise of the warrants to acquire the Warrant Preferred. Amounts recorded for Senior Preferred and Warrant Preferred stock are estimated by allocating the total proceeds from the issuance on the basis of relative fair value of both classes. Fair value of the Senior Preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). Fair value of the Warrant Preferred stock is based on the value of the underlying Senior Preferred shares based on Treasury’s intent to immediately exercise the warrants.
(4)	The discount on the preferred stock is amortized over a five year period using the constant effective yield method.

Bank of the James Financial Group and Subsidiaries

Consolidated Statements of Income

(in thousands)

	Historical Nine Months Ended September 30, 2008	Pro forma (1)
		Nine Months Ended September 30, 2008
		Minimum	Maximum
Income statement data:
Total interest and dividend income (2)	$13,901	$13,978	$14,132
Total interest expense	6,010	6,010	6,010

Net interest income	7,891	7,968	8,122
Provision for loan losses	473	473	473

Net interest income after provision for loan losses	7,418	7,495	7,649

Total noninterest income	423	423	423
Total noninterest expense (4)	7,405	7,405	7,405

Income before income taxes	$436	$513	$667

Provision for income taxes	713	739	792
Net (loss)	(277)	(226)	(125)

Effective dividend on preferred stock (3)	—	124	373
Net (loss) available to common shareholders	$(277)	$(350)	$(498)

Earnings per share, basic and diluted	$(0.10)	$(0.12)	$(0.18)

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	The funds received from the preferred stock issue are assumed to be initially invested in U.S. government agency securities, earning a rate of 4.00%. An incremental tax rate of 34% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.
(3)	For the minimum scenario, consists of dividends on Senior Preferred stock at a 5% annual rate totaling $96 thousand, dividends on Warrant Preferred stock at a 9% annual rate totaling $9 thousand and accretion on the discount on preferred stock upon issuance totaling $19 thousand. For the maximum scenario, consists of dividends on Senior Preferred stock at a 5% annual rate totaling $289 thousand, dividends on Warrant Preferred stock at a 9% annual rate totaling $26 thousand and accretion on the discount on preferred stock upon issuance totaling $58 thousand. The allocation of the basis between the Senior Preferred and the Warrant Preferred results in a discount. The discount is accreted on a constant effective yield method over a five year term. Redemption of the preferred stock and warrant preferred stock is expected in five years.
(4)	The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.

	Historical Twelve Months Ended December 31, 2007	Pro forma (1)
		Twelve Months Ended December 31, 2007
		Minimum	Maximum
Income statement data:
Total interest and dividend income (2)	$17,715	$17,817	$18,023
Total interest expense	7,835	7,835	7,835
Net interest income	9,880	9,982	10,188
Provision for loan losses	451	451	451

Net interest income after provision for loan losses	9,429	9,531	9,737

Total noninterest income	2,751	2,751	2,751
Total noninterest expense (4)	9,019	9,019	9,019
Income before income taxes	$3,161	$3,263	$3,469

Provision for income taxes	1,077	1,112	1,182
Net income	2,084	2,151	2,287

Effective dividend on preferred stock (3)	—	165	497
Net income available to common shareholders	$2,084	$1,986	$1,790

Selected Financial Ratios:
Earnings per share, basic	$0.74	$0.71	$0.64
Earnings per share, diluted	$0.71	$0.67	$0.61

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	The funds received from the preferred stock issue are assumed to be initially invested in U.S. government agency securities, earning a rate of 4.00%. An incremental tax rate of 34% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.
(3)	For the minimum scenario, consists of dividends on Senior Preferred stock at a 5% annual rate totaling $128 thousand, dividends on Warrant Preferred stock at a 9% annual rate totaling $12 thousand and accretion on the discount on preferred stock upon issuance totaling $25 thousand. For the maximum scenario, consists of dividends on Senior Preferred stock at a 5% annual rate totaling $385 thousand, dividends on Warrant Preferred stock at a 9% annual rate totaling $35 thousand and accretion on the discount on preferred stock upon issuance totaling $77 thousand. The allocation of the basis between the Senior Preferred and the Warrant Preferred results in a discount. The discount is accreted on a constant effective yield method over a five year term. Redemption of the preferred stock and warrant preferred stock is expected in five years.
(4)	The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.

Bank of the James (1)

Capital Ratios

	As Reported 9/30/2008	Minimum 9/30/2008	Maximum 9/30/2008
Tier 1 capital to average total assets ratio (leverage ratio)	7.80%	8.53%	9.96%
Tier 1 risk-based capital ratio	9.44%	10.39%	12.28%
Total risk-based capital ratio	10.38%	11.32%	13.21%

	As Reported 12/31/2007	Minimum 12/31/2007	Maximum 12/31/2007
Tier 1 capital to average total assets ratio (leverage ratio)	8.96%	9.79%	11.40%
Tier 1 risk-based capital ratio	10.97%	12.06%	14.25%
Total risk-based capital ratio	11.94%	13.04%	15.22%

(1)	The above tables set forth the capital position and analysis for Bank of the James (the “Bank”) only and assumes Financial will capitalize the Bank with 100% of the gross proceeds from the sale of Senior Preferred. The Bank is a wholly-owned subsidiary of Financial and is Financial’s primary asset. The capital ratios for the Company on a consolidated basis are comparable to the capital ratios of the Bank.

Potential Anti-Takeover Effects of the Amendment

At this time, the only issuance of preferred stock contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only. However, the amendment and restatement of the Articles of Incorporation as proposed could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Specifically, the ability of our Board of Directors to establish the rights of, and to cause us to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company.

Any future issuance of preferred stock, however, would require approval by the Board of Directors, who are each legally bound by fiduciary duty to act in accordance with his or her good faith business judgment of the best interests of the Company. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. As stated above, at this time, the only issuance of preferred stock contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only.

At present, our Articles of Incorporation and Bylaws contain the following provisions that may have an anti-takeover effect:

Classified Board of Directors. Our Articles of Incorporation and Bylaws currently provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually.

No Cumulative Voting. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Removal of Directors Only for Cause. Provisions under state law and our bylaws that provide that directors may only be removed for cause.

Special Voting Provisions. Our Articles of Incorporation currently provide that unless previously approved by two-thirds of our directors in office, the following transactions require approval by 80 percent or more of all the votes entitled to be cast by each voting group entitled to vote on the transaction:

•	An amendment of the Financial’s Articles of Incorporation;

•	A plan of merger or share exchange;

•	A transaction involving the sale of all or substantially all of Financial’s assets other than in the regular course of business; and

•	A plan of dissolution.

Required Vote

The affirmative vote of the holders of a majority of votes entitled to be cast at the Special Meeting is required for approval of the proposed amendment and restatement of our Articles of Incorporation. Accordingly, abstentions and broker non-votes will be considered as votes against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING

General

If at the Special Meeting the number of shares of our Common Stock present or represented and voting in favor of Proposal One is insufficient to approve Proposal One, our management may move to adjourn the Special Meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of Proposal One. In that event, you will be asked to vote only upon the adjournment proposal and not Proposal One.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments. If our shareholders approve the adjournment proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use additional time to solicit additional proxies in favor of Proposal One, including the solicitation of proxies from the shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against Proposal One have been received, we could adjourn the Special Meeting without a vote on Proposal One and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Proposal One.

The Board of Directors believes that if the number of shares of Common Stock present or represented at the Special Meeting and voting in favor of Proposal One is insufficient to approve that proposal, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal One.

Generally, if the Special Meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned. However, if the Special Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

Required Vote

The affirmative vote of the holders of a majority of votes cast at the Special Meeting is required for approval of the proposal to adjourn the Special Meeting. Accordingly, abstentions and broker-non votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE ARTICLES.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of January     , 2009 regarding the number of shares of Common Stock of Financial beneficially owned by (1) each director, (2) each executive officer, and (3) directors and executive officers as a group. The business address of each director and executive officer is c/o Bank of the James Financial Group, Inc., 828 Main Street, Lynchburg, VA 24504.

	Common Stock Owned Beneficially (#) (1)	Percentage of Class (%) (2)

Lewis C. Addison Director	4,950	*

William C. Bryant III (3) Director	11,383	*

Robert R. Chapman III (4) Director, President	113,478	3.92

Donna S. Clark (5) Director	35,693	1.27

James F. Daly (6) Director	35,999	1.28

Watt R. Foster, Jr. (7) Director	55,165	1.96

Donald M. Giles (8) Director	45,648	1.62

Augustus A. Petticolas, Jr. Director	1,852	*

Thomas W. Pettyjohn, Jr. Director	6,239	*

Kenneth S. White (9) Director	39,514	1.41

Richard R. Zechini (10) Director	52,155	1.50

J. Todd Scruggs (11) Director, Secretary, EVP and CFO of the Bank	62,672	2.18

Harry P. Umberger (12) EVP of the Bank	14,142	*

Officers and Directors as a group (13)	468,890	16.52

*	Less than 1%
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Share totals include the 10% stock dividend declared on May 20, 2008, as well as all prior stock dividends declared by Financial.

(2)	The ownership percentage of each individual is calculated based on the total of 2,810,255 shares of common stock that were outstanding as of February 27, 2009, plus the number of shares that can be issued to the individual within sixty days of February 27, 2009 upon the exercise of stock options held by the individual. Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(3)	Includes beneficial ownership of 4,084 shares held by Mr. Bryant as joint tenants with his wife.
(4)	Includes 82,283 shares purchasable upon exercise of options exercisable within 60 days of February 27, 2009.
(5)	Includes beneficial ownership of aggregate of 4,9928 shares held by Ms. Clark’s minor children.
(6)	Includes beneficial ownership of 33,427 shares held in a revocable trust of which Mr. Daly and his wife are co-trustees.
(7)	Includes beneficial ownership 4,992 shares held by Mr. Foster as joint tenants with his wife and an aggregate of 47,904 shares held by Mr. Foster’s minor children.
(8)	Includes 7,961 shares owned by Mr. Giles’ wife and 12,730 shares held in a revocable trust of which Mr. Giles is beneficiary and trustee.
(9)	Includes beneficial ownership of 38,267 shares held in a revocable trust of which Mr. White is the trustee and beneficiary and 1,247 shares owned by Mr. White’s wife.
(10)	Includes beneficial ownership of 3,985 shares held in trust for which Dr. Zechini serves as trustee.
(11)	Includes 57,555 shares purchasable upon exercise of options exercisable within 60 days of February 27, 2009 and 125 shares owned by Mr. Scruggs’ wife.
(12)	Includes 14,142 shares purchasable upon exercise of options exercisable within 60 days of February 27, 2009.
(13)	See notes 1 through 12.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2009 Annual Meeting of Shareholders must have submitted such proposal, in proper form, to our principal executive offices at 828 Main St., Lynchburg, Virginia 24504, so that it was received no later than January 1, 2009. We presently anticipate holding the 2009 Annual Meeting of Shareholders on May 19, 2009.

FORWARD LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•	our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING

The Board of Directors is not aware of any matters to be presented for action at the Special Meeting other than as set forth herein. However, if any other matters properly come before the Special Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Financial’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 are available without charge to any shareholder and may be obtained from Financial’s website (www.bankofthejames.com) or by written request to J. Todd Scruggs, Secretary of the board of directors at 828 Main Street, Lynchburg, VA 24504. The Form 10-K is not a part of the proxy solicitation materials.

INCORPORATION OF FINANCIAL STATEMENTS

The following financial statements and other portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 26, 2008 (the “Form 10-K”) and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the SEC on November 10, 2008 (the “Form 10-Q”) are incorporated by reference herein:

•	financial statements and supplementary financial information of the Company appearing in Part II, Item 8 to the Form 10-K and in Part I, Item 1 of the Form 10-Q;

•	management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and in Part I, Item 2 of the Form 10-Q;

•	quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and in Part I, Item 3 of the Form 10-Q; and

•	changes and disagreements with accountants on accounting and financial disclosure appearing in Part II, Item 9 of the Form 10-K.

See “Where You Can Find More Information” on how to request copies of these documents.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to the date of the meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC AUDITORS

Selection of our independent registered public accounting firm is made by our Audit Committee and ratified by the shareholders. Yount, Hyde & Barbour, P.C. served as the independent registered public accounting firm for the fiscal years ended December 31, 2007 and ending December 31, 2008.

Representatives of Yount, Hyde & Barbour, P.C. are not expected to be present at the Special Meeting and therefore will not have the opportunity to make a statement or respond to questions

Lynchburg, Virginia	BY ORDER OF THE BOARD OF DIRECTORS
January , 2009
J. Todd Scruggs, Secretary

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BANK OF THE JAMES FINANCIAL GROUP, INC.

~~The undersigned does hereby form a Virginia stock corporation under the provisions of Title 13.1 and Title 6.1 of the Code of Virginia, and to that end does set forth the following:~~

ARTICLE I

NAME

The name of the Corporation is:

BANK OF THE JAMES FINANCIAL GROUP, INC.

ARTICLE II

PURPOSES

The purpose for which the Corporation is organized is to act as a bank holding company, or subject to regulatory consent, as a financial holding company, and to transact any and all lawful business not required to be specifically stated in the Articles of Incorporation, for which corporations may be formed under the Virginia Stock Corporation Act.

ARTICLE III

AUTHORIZED STOCK

The Corporation shall have authority to issue ten million (10,000,000) shares of Common Stock, par value $~~4.00~~2.14 per share and one million (1,000,000) shares of Preferred Stock, par value $2.14 per share.

1. Dividends. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

2. Liquidation. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after payment or provision for the payment of all the liabilities and obligations of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

3. Voting. Except to the extent to which the Board of Directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law,

the exclusive voting power shall be vested in the Common Stock, the holder thereof being entitled to one vote for each share of Common Stock at all meetings of the shareholders of the Corporation. No cumulative voting shall be allowed.

4. Designation of Preferred Stock. The Board of Directors, without shareholder action, may, by adoption of an amendment of the Articles of Incorporation divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, fix and determine the terms, including the preferences, rights and limitations of the shares of any series so established, and provide for the issuance thereof.

Prior to the issuance of shares of a series of Preferred Stock, the Board of Directors shall establish such series by adopting an amendment of the Articles of Incorporation setting forth the designation and number of shares of the series and the terms, including the preferences, rights and limitations thereof, and the Corporation shall file with the State Corporation Commission of Virginia articles of amendment as required by law, and the Commission shall have issued a certificate of amendment with respect to such articles of amendment.

ARTICLE IV

NO PREEMPTIVE RIGHTS

No holder of any outstanding shares of stock of the Corporation shall have any preemptive rights with respect to any subscriptions, warrants, rights or options to purchase any shares of stock of the Corporation, or any obligations convertible into any shares of stock of the Corporation or into subscriptions, warrants, rights or options to purchase any shares of stock in the Corporation.

ARTICLE V

ELECTION, NUMBER AND TERMS OF DIRECTORS

The management, control and government of the Corporation shall be vested in the Board of Directors~~, which shall be composed of no less than five (5) nor more than twenty-five (25) directors which minimum and maximum number of directors may not be changed except by amendment to~~. Except as otherwise fixed by any articles of amendment hereafter adopted by the ~~Articles~~Board of ~~Incorporation. The Directors shall be divided into three (3) groups~~Directors pursuant to Section 4 of Article III relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be divided with respect to the time for which they severally hold office, into three (3) classes, Group I, Group II, and Group III, as nearly equal in number as possible~~. The initial directors shall serve for the terms indicated in Article VIII herein. After the expiration of their initial term of office, Directors of each group shall be elected for three (3) year terms. All directors shall remain in office until their successors have been duly elected by the shareholders and qualified.~~, Group I to be originally elected for a term expiring at the annual meeting of shareholders held in 2004, and Group II to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2005, and Group III to be originally elected for a term expiring at the annual meeting of shareholders held in 2006, with each class member to hold office until his successor is elected and qualified. At each annual meeting of the shareholders of the Corporation beginning at the 2004 meeting, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

ARTICLE VI

INDEMNIFICATION AND ELIMINATION OF LIABILITY

1. Indemnification of Directors and Officers. Except as provided in Section 2 of this Article, the Corporation shall indemnify every individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (i) he conducted himself in good faith; and (ii) he believed, in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interests, and in all other cases, that his conduct was at least not opposed to its best interests (or in the case of conduct with respect to an employee benefit plan, that his conduct was for the purpose he believed to be in the interests of the participants of and beneficiaries of the plan); and (iii) he had no reasonable cause to believe, in the case of any criminal proceeding, that his conduct was unlawful.

2. Indemnification Not Permitted. The Corporation shall not indemnify any individual against his willful misconduct or a knowing violation of the criminal law or against any liability incurred by him in any proceeding charging improper personal benefit to him, whether or not by or in the right of the Corporation or involving action in his official capacity, in which he was adjudged liable by a court of competent jurisdiction on the basis that personal benefit was improperly received by him.

3. Effect of Judgment or Conviction. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that an individual did not meet the standard of conduct of this Article or that the conduct of such individual constituted willful misconduct or a knowing violation of the criminal law.

4. Determination and Authorization. Unless ordered by a court of competent jurisdiction, any indemnification under Section 1 of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual is permissible in the circumstances because: (i) he met the standard of conduct set forth in Section 1 of this Article and, with respect to a proceeding by or in the right of the Corporation in which such individual was adjudged liable to the Corporation, he is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances even though he was adjudged liable; and (ii) the conduct of such individual did not constitute willful misconduct or a knowing violation of the criminal law.

Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or (ii) if such a quorum cannot be obtained, by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or (iii) by special legal counsel selected by the board of directors or its committee in the manner heretofore provided or, if such quorum of the board of directors cannot be obtained and such a committee cannot be designated, selected by a majority vote of the board of directors (in which selection directors who are parties may participate); or (iv) by the shareholders, but shares owned by or voted under the control of individuals who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification, evaluation as to reasonableness of expenses and determination and authorization of advancements for expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those selecting such counsel.

5. Advance for Expenses. The Corporation may pay for or reimburse the reasonable expenses incurred by any individual who is a party to a proceeding in the advance of final disposition of the proceeding if (i) he furnished the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 1 of this Article and a written undertaking, executed personally or on his behalf to repay the advance if it is ultimately determined that indemnification of such individual in the specific case is not permissible; and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article. An undertaking furnished to the Corporation in accordance with the provisions of this Section shall be an unlimited general obligation of the individual furnishing the same but need not be secured and may be accepted by the Corporation without reference to financial ability to make repayment.

6. Indemnification of Employees and Agents. The Corporation may, but shall not be required to, indemnify and advance expenses to employees and agents of the Corporation to the same extent as provided in this Article with respect to directors and officers.

7. Elimination of Liability of Directors and Officers. Except as provided in Section 8 of this Article, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of theCorporation, a director or officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct.

8. Liability of Directors and Officers Not Eliminated. The liability of a director or officer shall not be eliminated in accordance with the provisions of Section 7 of this Article if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

9. Definitions. In this Article:

"Director" and "officer" mean an individual who is or was a director or officer of the Corporation, as the case may be, or who, while a director or officer of the Corporation is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director or officer shall be considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.

"Individual" includes, unless the context requires otherwise, the estate, heirs, executors, personal representatives and administrators of an individual.

"Corporation" means the Corporation and any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

"Expenses" includes but is not limited to counsel fees.

"Liability" means the obligations to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to any employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

"Official capacity" means (i) when used with respect to a director, the office of director in the Corporation; (ii) when used with respect to an officer, the office in the Corporation held by him; or (iii) when used with respect to an employee or agent, the employment or agency relationship undertaken by him on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or other partnership, joint venture, trust, employee benefit plan or other enterprise.

"Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

"Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

10. Provisions Not Exclusive. As authorized by the Virginia Stock Corporation Act, the provisions of this Article are in addition to and not in limitation to the specific powers of a corporation to indemnify directors and officers set forth therein. If any provision of this Article shall be adjudicated invalid and unenforceable by a court of competent jurisdiction, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the Corporation may have under the Virginia Stock Corporation Act or other laws of the Commonwealth of Virginia.

ARTICLE VII

SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

An amendment of the Corporation's Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of the Corporation's assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by at least two-thirds of the Directors in office, then the transaction shall be approved by the vote of eighty percent (80%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

~~ARTICLE VIII~~

~~INITIAL DIRECTORS~~

~~Set forth below are the names and addresses of individuals who are to serve as the initial directors of the Corporation:~~

Group	Name	Address	Initial Term

~~Group I~~	~~Donald M. Giles~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2004 annual meeting of stockholders~~

~~Group I~~	~~Carl B. Hutcherson, Jr.~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2004 annual meeting of stockholders~~

~~Group I~~	~~Thomas W. Pettyjohn, Jr.~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2004 annual meeting of stockholders~~

~~Group II~~	~~Robert R. Chapman III~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2005 annual meeting of stockholders~~

~~Group II~~	~~Donna Schewel Clark~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2005 annual meeting of stockholders~~

~~Group II~~	~~Richard R. Zechini~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2005 annual meeting of stockholders~~

~~Group II~~	~~Ted F. Counts~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2005 annual meeting of stockholders~~

~~Group III~~	~~Ronald V. Dolan~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2003 annual meeting of stockholders~~

~~Group III~~	~~James R. Hughes, Jr.~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2003 annual meeting of stockholders~~

~~Group III~~	~~Kenneth S. White~~	~~615 Church St. Lynchburg, VA 24504~~	~~Until the 2003 annual meeting of stockholders~~

~~ARTICLE IX~~

~~REGISTERED OFFICE AND REGISTERED AGENT~~

~~The initial registered office of the Corporation is 800 Main St., Suite 400, Lynchburg, Virginia 24504, which is located in the City of Lynchburg, Virginia. The initial registered agent is Eric J. Sorenson, Jr., whose business address is the same as the initial registered office and who is a resident of Virginia and a member of the Virginia State Bar.~~

~~WHEREFORE, the foregoing Articles of Incorporation have been set forth this 30th day of September, 2003.~~

~~/S/ Eric J. Sorenson, Jr.~~

~~Eric J. Sorenson, Jr., Incorporator~~

BANK OF THE JAMES FINANCIAL GROUP, INC. SPECIAL MEETING OF SHAREHOLDERS – February     , 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby appoints THOMAS W. PETTYJOHN, JR. and J. TODD SCRUGGS, or either one of them, as proxies, each with full power of substitution, to act for the undersigned with respect to all shares of Common Stock of Bank of the James Financial Group, Inc. held of record by the undersigned on January 23, 2009 at the Special Meeting of Shareholders to be held on February     , 2009 at 10:00 a.m. or any postponement or adjournment thereof, for the following purposes:

1. To act on the proposal to amend and restate of our Articles of Incorporation;

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the amendment.

2. To act on a proposal to adjourn the Special Meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the above proposal.

3. In their discretion to vote upon such other business as may properly come before the meeting.

This proxy will be voted as directed, but if no directions are specified, this signed proxy will be voted for the propositions stated.

Should the undersigned be present and elect to vote at the Meeting, or any postponements or adjournments thereof, and after notification of the undersigned’s decision to terminate this proxy is provided to the Secretary of the Board of Directors at the Meeting, the power of said proxies will be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Board of Directors of his or her decision to terminate this proxy.

☐ PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.

Dated:             ,         .

Please sign exactly as your name appears on this proxy card, date, and mail this proxy promptly in the enclosed postage-prepaid envelope. When signing as an attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1. VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

1-866-626-4508 on a touch-tone telephone

OR

2. VOTE BY INTERNET:

Log-on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

3. VOTE BY MAIL: If you do not wish to vote by telephone or over the internet, please complete, sign, date, and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card.